Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES SECOND QUARTER 2017 RESULTS

DALLAS--(BUSINESS WIRE)—August 7, 2017-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the second quarter of 2017. For the second quarter of 2017, the Company generated a net loss of $8.5 million, or $0.02 per diluted share as compared to net loss of $108.3 million or $0.28 per diluted share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $8.4 million or $0.02 per diluted share for the second quarter of 2017.

“Kosmos is truly differentiating itself in 2017. In this lower-for-longer price environment, we are generating significant free cash flow and continuing to strengthen our balance sheet. This solid financial position enables us to execute our planned work program with the potential to drive significant growth,” said Andrew G. Inglis, Kosmos Energy’s chairman and chief executive officer. “Over the next 18 months, we plan to drill five prospects that are amongst the industry’s most significant exploration wells in the world’s two most promising offshore basins. We are also advancing the development of our large gas discoveries beginning with the low-cost Tortue project, which remains on schedule to reach FID in 2018 and first gas by 2021.”

Second quarter 2017 oil revenues were $136 million versus $46 million in the same quarter of 2016, on sales of 2.9 million barrels of oil in 2017 as compared to 0.9 million barrels in 2016.  Second quarter 2017 oil revenues exclude $13 million of derivative settlements. Realized oil revenues, including the impact of the Company’s hedging program, were $51.21 per barrel of oil sold in the second quarter of 2017 compared to $95.61 per barrel of oil sold in the year-ago quarter. At the end of the quarter, the Company was in a net underlift position of approximately 0.4 million barrels of oil.

Other income, net during the quarter was $10 million for loss of production income (LOPI) insurance proceeds, net associated with the Jubilee turret bearing issue, which covered the production period through May 2017 when the LOPI claim period expired.

Production expense for the second quarter was $22 million, or $7.41 per barrel, versus $33 million, or $34.47 per barrel, in the second quarter of 2016. The decrease in total production expense was attributable to insurance proceeds received related to increased costs due to the Jubilee FPSO turret bearing issue and a  one-time accrual adjustment from the Jubilee and TEN fields operator.

Exploration expenses totaled $20 million for the second quarter, compared to $36 million in the same period of 2016 primarily the result of lower geologic and geophysical costs.

Depletion and depreciation expense for the quarter was $72 million, or $24.85 per barrel. This was an increase from $17.86 per barrel in the second quarter of 2016, primarily a result of production from the TEN fields coming online, which has a higher depletion rate.

General and administrative expenses were $15 million during the second quarter, a 26 percent decrease compared to the same period in 2016. The decrease is primarily a result of carried costs associated with the BP (LSE:BP) transactions and a one-time accrual adjustment from the Jubilee and TEN fields operator.

Second quarter results included a mark-to-market gain of $25 million related to the Company’s oil derivative contracts. At June 30, 2017, the Company’s hedging position had a total commodity net asset value of $41 million. Kosmos currently has approximately 13 million barrels of oil hedged from 2017 to 2019.

Total capital expenditures in the second quarter were $36 million,  and reflect a one-time accrual adjustment from the Jubilee and TEN fields operator in Ghana. In the first half of 2017 Kosmos spent approximately $156 million which was offset by the initial proceeds from the BP transaction of $222 million resulting in a credit to the capital budget of $66 million.

Kosmos exited the second quarter of 2017 with $1.2 billion of liquidity and $943 million of net debt, reflecting a voluntary repayment of $200 million on our reserves-based lending facility  in 2017.

Operational Update

Ghana

During the second quarter of 2017, gross sales volumes from Ghana averaged approximately 131,000 barrels of oil per day (bopd), including volumes from the Jubilee and TEN fields which averaged approximately 86,000 bopd and 45,000 bopd, respectively.

The Jubilee FPSO turret remediation project has continued to make good progress during the year. Following the spread mooring of the FPSO at its current heading in late February, optimization of the offtake procedures has allowed the Jubilee field to regularly produce in excess of 100,000 bopd. The Jubilee partners and the Government of Ghana are now planning the next phase of remediation which will involve stabilizing the turret bearing. The operator estimates this will require a shut down of approximately five to eight weeks in late 2017. However, the partnership continues to evaluate options to minimize downtime. Planning for the rotation of the vessel to its optimal heading and the installation of a deep water catenary anchor leg mooring (CALM)  buoy is currently ongoing and these work programs are expected to occur in 2018 and 2019, respectively, subject to final partnership and government approval. The partnership is focused on minimizing field downtime, and the operator anticipates that the total shutdown duration for stabilization, rotation and CALM buoy installation is not expected to exceed 12 weeks as previously forecast by the operator.

The financial impact of lower Jubilee production as well as the additional expenditures associated with the damage to the turret bearing is being mitigated through a combination of the comprehensive Hull and Machinery (H&M) insurance procured by the operator on behalf of the partnership, and the corporate Loss of Production Income (LOPI) insurance procured by Kosmos. LOPI coverage for this incident concluded in May and all submitted claims have been approved with final cash proceeds expected in early August. Since inception, Kosmos has claims approved of $186 million from our LOPI and H&M insurers with $180 million of cash received as of July 31, 2017.

Work is progressing with the Government of Ghana and Jubilee partners to update the Greater Jubilee Full Field Development Plan (GJFFDP). This plan, which is expected to increase proved reserves and extend the field production profile, has been optimized to reduce overall capital expenditures to reflect the current oil market.  The partners remain on track to re-submit the GJFFDP to the Government with approval expected later in the year and drilling planned to commence in 2018.

Production from TEN in the second quarter averaged approximately 45,000 bopd and is on track to achieve or exceed the operator’s 2017 guidance of 50,000 bopd. During periods throughout the quarter, higher production levels in excess of 50,000 bopd have been achieved and the partnership is continuing to optimize field production levels. During performance trials conducted in June the FPSO operated in excess of its design capacity of 80,000 bopd with short term tests of up to 100,000 bopd being achieved. Currently no new wells can be drilled until after the International Tribunal for the Law of the Sea (ITLOS) ruling, which is expected in September 2017 and relates to the maritime boundary dispute between Ghana and Côte d'Ivoire. Pending the outcome of the ITLOS decision, drilling is expected to resume around year end, after which the TEN fields are expected to increase production towards FPSO capacity of 80,000 bopd.

Mauritania and Senegal

In May, Kosmos announced a major gas discovery offshore Senegal at Yakaar-1,  the first well in a series of four independent tests of the basin floor fan fairways, outboard of the proven slope channel trend opened with the Tortue-1 discovery. Located in the Cayar Offshore Profond block approximately 95 kilometers northwest of Dakar in approximately 2,600 meters of water, the well has been drilled to a total depth of approximately 4,900 meters. Yakaar-1 intersected a gross hydrocarbon column of 120 meters (394 feet) in three pools within the primary Lower Cenomanian objective and encountered 45 meters (148 feet) of net pay. Well results confirmed the presence of thick, stacked, reservoir sands over a very large area with very good porosity and permeability. Together with the Teranga-1 discovery made last year, we believe this resource will support a second cost-competitive LNG hub.

After completion of operations on the Yakaar-1 well, the Atwood Achiever mobilized to the Tortue-1 well to conduct a drill stem test (DST) on the Tortue discovery, which is expected to provide key information to support the Front End Engineering Design (FEED) in the second half of 2017, with Final Investment Decision (FID) in 2018 and first gas in 2021.

In June, Kosmos entered into a farm-in agreement  to acquire a 15% non-operated participating interest in Block C18 offshore Mauritania. The farm-in is expected to close in the third quarter following customary government approvals.

Corporate

In August 2017, Kosmos announced its intention to pursue a secondary listing on the standard segment of the Main Market on the London Stock Exchange (“LSE”). The listing is expected to broaden Kosmos’ international investor base. The listing process is expected to be completed later in the third quarter of 2017.

During the quarter Kosmos and BP formed the Kosmos-BP Strategic Exploration Alliance that expands the exclusive exploration partnership previously announced in December 2016. This Alliance broadens the relationship that previously covered new venture opportunities in Mauritania, Senegal and The Gambia to create an Atlantic Margin explorer-developer partnership. The Alliance will leverage Kosmos’ regional exploration knowledge and capability together with BP’s deepwater development expertise to execute a selective, joint frontier and emerging basin exploration strategy in the Atlantic Margin.

2017 Capital Program

Kosmos has reduced its net capex budget for 2017 to $100 million, from the previously announced $150 million, after reflecting lower capex requirements in Ghana associated with reduced Jubilee costs and a  one-time accrual adjustment in Ghana. Approximately $25  million of the budget is allocated to Ghana and approximately $75 million remains allocated to exploration, including seismic and new ventures costs. The 2017 net capex budget of $100 million represents almost an 85 percent decrease from our 2016 net capex.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss second quarter 2017 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is

+1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margins. Our assets include existing production and development projects offshore Ghana, large discoveries and significant further hydrocarbon exploration potential offshore Mauritania and Senegal, as well as exploration licenses with significant hydrocarbon potential offshore Suriname, Sao Tome and Principe, Morocco and Western Sahara. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos . For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) depletion and depreciation, (ii) exploration expenses, (iii) interest and other financing costs, net, (iv) unrealized (gain) loss on commodity derivatives, (v) income tax expense, (vi) equity-based compensation, (vii) (gain) loss on sale of oil and gas properties, (viii) restructuring charges and (ix) similar other material items, which management believes affect the comparability of operating results. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues and other income:
Oil and gas revenue	$136,363	$45,506	$239,795	$107,631
Other income, net	10,161	170	58,695	178
Total revenues and other income	146,524	45,676	298,490	107,809

Costs and expenses:
Oil and gas production	21,604	32,681	41,490	62,073
Facilities insurance modifications, net	(2)	—	2,572	—
Exploration expenses	19,982	36,402	125,696	60,260
General and administrative	14,739	19,838	30,526	37,758
Depletion and depreciation	72,441	16,927	107,419	48,193
Interest and other financing costs, net	19,465	8,878	36,251	19,202
Derivatives, net	(25,411)	54,988	(63,268)	50,643
Other expenses, net	8,434	(170)	9,196	14,563
Total costs and expenses	131,252	169,544	289,882	292,692

Income (loss) before income taxes	15,272	(123,868)	8,608	(184,883)
Income tax expense (benefit)	23,739	(15,544)	45,916	(17,566)
Net loss	$(8,467)	$(108,324)	$(37,308)	$(167,317)

Net loss per share:
Basic	$(0.02)	$(0.28)	$(0.10)	$(0.43)
Diluted	$(0.02)	$(0.28)	$(0.10)	$(0.43)

Weighted average number of shares used to compute net loss per share:
Basic	387,952	384,918	387,634	384,676
Diluted	387,952	384,918	387,634	384,676

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$162,474	$194,057
Receivables, net	185,822	143,337
Other current assets	165,179	137,793
Total current assets	513,475	475,187

Property and equipment, net	2,297,425	2,708,892
Other non-current assets	265,459	157,386
Total assets	$3,076,359	$3,341,465

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$89,147	$220,627
Accrued liabilities	190,261	129,706
Other current liabilities	2,932	19,692
Total current liabilities	282,340	370,025

Long-term liabilities:
Long-term debt, net	1,127,503	1,321,874
Deferred tax liabilities	517,970	482,221
Other non-current liabilities	85,693	86,146
Total long-term liabilities	1,731,166	1,890,241

Total shareholders’ equity	1,062,853	1,081,199
Total liabilities and shareholders’ equity	$3,076,359	$3,341,465

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(In thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating activities:
Net loss	$(8,467)	$(108,324)	$(37,308)	$(167,317)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	74,992	19,478	112,521	53,295
Deferred income taxes	18,884	(17,978)	41,017	(19,929)
Unsuccessful well costs	3,517	78	3,605	2,300
Change in fair value of derivatives	(20,767)	57,552	(58,944)	55,175
Cash settlements on derivatives, net(1)	8,264	42,914	19,417	99,815
Equity-based compensation	10,499	10,527	20,329	21,162
Loss on equity method investment	6,426	—	6,426	—
Other	1,893	100	2,514	15,069
Changes in assets and liabilities:
Net changes in working capital	(82,373)	(44,042)	(127,091)	(83,648)
Net cash provided by (used in) operating activities	12,868	(39,695)	(17,514)	(24,078)

Investing activities:
Oil and gas assets	(10,995)	(191,133)	(42,805)	(417,704)
Other property	(1,183)	(554)	(1,454)	(601)
Proceeds from sale of assets	18,149	196	222,068	196
Net cash provided by (used in) investing activities	5,971	(191,491)	177,809	(418,109)

Financing activities:
Borrowings on long-term debt	—	175,000	—	325,000
Payments on long-term debt	(50,000)	—	(200,000)	—
Purchase of treasury stock	(830)	(724)	(1,945)	(1,798)
Net cash provided by (used in) financing activities	(50,830)	174,276	(201,945)	323,202

Net decrease in cash, cash equivalents and restricted cash	(31,991)	(56,910)	(41,650)	(118,985)
Cash, cash equivalents and restricted cash at beginning of period	263,536	248,787	273,195	310,862
Cash, cash equivalents and restricted cash at end of period	$231,545	$191,877	$231,545	$191,877

(1)

Cash settlements on commodity hedges were $12.9 million and $45.1 million for the three months ended June 30, 2017 and 2016,  respectively, and $24.3 million and $101.8 million for the six months ended June 30, 2017 and 2016.

Kosmos Energy Ltd.

EBITDAX

(In thousands, unaudited)

					Twelve Months
	Three Months Ended		Six Months Ended		Ended
	June 30,		June 30,		June 30,
	2017	2016	2017	2016	2017
Net loss	$(8,467)	$(108,324)	$(37,308)	$(167,317)	$(153,771)
Exploration expenses	19,982	36,402	125,696	60,260	267,716
Facilities insurance modifications, net	(2)	—	2,572	—	17,533
Depletion and depreciation	72,441	16,927	107,419	48,193	199,630
Equity-based compensation	10,499	10,527	20,329	21,162	39,251
Derivatives, net	(25,411)	54,988	(63,268)	50,643	(65,890)
Cash settlements on commodity derivatives	12,928	45,136	24,348	101,766	110,532
Inventory impairment and other	545	14,746	84	14,746	(3,242)
Disputed charges and related costs	1,209	—	2,439	—	13,738
Loss on equity method investment	6,426	—	6,426	—	6,426
Interest and other financing costs, net	19,465	8,878	36,251	19,202	61,196
Income tax expense (benefit)	23,739	(15,544)	45,916	(17,566)	52,698
EBITDAX	$133,354	$63,736	$270,904	$131,089	$545,817

Adjusted Net Income

(In thousands, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net loss	$(8,467)	$(108,324)	$(37,308)	$(167,317)

Derivatives, net	(25,411)	54,988	(63,268)	50,643
Cash settlements on commodity derivatives	12,928	45,136	24,348	101,766
Facilities insurance modifications, net	(2)	—	2,572	—
Inventory impairment and other	545	(702)	84	14,044
Disputed charges and related costs	1,209	—	2,439	—
Loss on equity method investment	6,426	—	6,426	—
Total selected items before tax	(4,305)	99,422	(27,399)	166,453

Income tax expense on adjustments(1)	4,369	(34,858)	13,622	(57,447)
Adjusted net loss	$(8,403)	$(43,760)	$(51,085)	$(58,311)

Net loss per diluted share	$(0.02)	$(0.28)	$(0.10)	$(0.43)

Derivatives, net	(0.06)	0.14	(0.16)	0.13
Cash settlements on commodity derivatives	0.03	0.12	0.06	0.26
Facilities insurance modifications, net	—	—	—	—
Inventory impairment and other	—	—	—	0.04
Disputed charges and related costs	—	—	0.01	—
Loss on equity method investment	0.02	—	0.02	—
Total selected items before tax	(0.01)	0.26	(0.07)	0.43

Income tax expense on adjustments(1)	0.01	(0.09)	0.04	(0.15)
Income tax expense related to tax shortfall associated with IPO equity awards	—	—	—	—
Adjusted net loss per diluted share	$(0.02)	$(0.11)	$(0.13)	$(0.15)

Weighted average number of diluted shares	387,952	384,918	387,634	384,676

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Oil Revenue Summary

(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net Oil Volume Sold (MMBbls)	2.915	0.948	4.891	2.844

Oil revenue	$136,363	$45,506	$239,795	$107,631
Cash settlements on commodity derivatives	12,928	45,136	24,348	101,766
Realized oil revenue	$149,291	$90,642	$264,143	$209,397

Per Barrel:
Oil revenue	$46.78	$48.00	$49.03	$37.84
Cash settlements on commodity derivatives	4.43	47.61	4.98	35.78
Realized oil revenue	$51.21	$95.61	$54.01	$73.62

Underlifted by approximately 380 thousand barrels as of June 30, 2017.

Hedging Summary

As of June 30, 2017(1)

(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2017 :
Swaps with puts/calls	1.006	$72.50	$55.00	$—	$90.00
Swaps with puts	1.006	$64.95	$50.00	$—	$—
Three-way collars	2.012	$45.00	$30.00	$60.00	$—

2018 :
Three-way collars	2.913	$56.57	$41.57	$65.90	$—
Four-way collars	3.000	$50.00	$40.00	$61.33	$70.00

2019 :
Three-way collars	3.000	$50.00	$40.00	$61.67	$—

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of June 30, 2017 and hedges added since quarter-end.
(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note:  Excludes 1.0 MMBbls of sold (short) calls with a strike price of $85.00/Bbl in 2017, 2.0 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, and 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019.

Source: Kosmos Energy Ltd.

Investor Relations

Neal Shah

+1-214-445-9628

nshah@kosmosenergy.com

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+1-214-445-9693

rwilliams@kosmosenergy.com

Media Relations

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+1-214-445-9674

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